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                                                                     Exhibit 4.3

                       CORRECTIONS CORPORATION OF AMERICA
                    NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN

                                    RECITALS

         WHEREAS, Corrections Corporation of America (the "Company") pays its Non-Employee Directors (as hereinafter defined) an Annual Retainer (as hereinafter defined) as partial compensation for their services as directors of the Company;

         WHEREAS, the Board of Directors of the Company has determined it is in the Company's best interest to encourage equity ownership in the Company by Non-Employee Directors and to provide them with a further incentive to remain as directors of the Company by allowing them to elect to receive between 50 and 100 percent of each of their Annual Retainer in shares of the Company's Common Stock, $1.00 par value per share, (the "Common Stock"); and

         WHEREAS, the terms and conditions under which such Non-Employee Directors may elect to receive such Common Stock are set forth herein.

I.  PLAN ADMINISTRATION AND ELIGIBILITY.

         A.  PURPOSE OF THE PLAN.

         The purpose of this Non-Employee Directors' Compensation Plan (the "Plan") is to encourage equity ownership in the Company by Non-Employee Directors whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to remain as directors of the Company.

         B. ADMINISTRATION OF THE PLAN.

         The Board of Directors of the Company (the "Board") or any committee of the Board (the "Committee") that will satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any regulations promulgated thereunder, as from time to time may be in effect, including any successor rule ("Rule 16b-3"), shall supervise and administer the Plan. The Committee, if such is created, shall consist solely of two or more "non-employee directors," each of whom shall be appointed by the Board. For purposes of determining who may serve on the Committee only, a member of the Board shall be deemed to be a "non-employee director" only if he satisfies such requirements as the Securities and Exchange Commission may establish for "non-employee directors" under Rule 16b-3. Members of the Board or the Committee, if such is created, shall receive no additional compensation for their services in connection with the administration of the Plan.

         The Board or the Committee, if such is created, may adopt such rules or guidelines as they deem appropriate to implement the Plan. All questions of interpretation of the Plan or of any shares


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issued under it shall be determined by the Board or the Committee, if such is created, and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Board or the Committee, if such is created, under this Plan may be exercised by any subcommittee so authorized by the Board or the Committee, if such is created, that satisfies the requirements of Rule 16b-3.

         C. PARTICIPATION IN THE PLAN.

         Each member of the Board who is not an employee of the Company or its subsidiaries (each, a "Non-Employee Director" or collectively, the "Non-Employee Directors") shall be eligible to elect to receive up to 100 percent of each of his Annual Retainer in Common Stock pursuant to the terms and conditions of the Plan (a "Common Stock Payment"); provided however, that no Non-Employee
Director shall be allowed to request that less than 50% of such director's Annual Retainer be received in Common Stock.

         D.  SHARES SUBJECT TO THE PLAN.

         The maximum number of shares of the Company's common stock, $1.00 par value per share (the "Common Stock"),which may be issued under the Plan shall be 100,000. The limitation on the number of shares of Common Stock which may be issued under the Plan shall be subject to adjustment as provided in Section III(C) of the Plan.

II. TERMS OF THE PLAN.

         A.  EFFECTIVE DATE AND DURATION OF THE PLAN.

         The Plan shall take effect on June 1, 1998, pending adoption by the shareholders of the Company at the Company's 1998 Annual Meeting of Shareholders, and shall terminate only upon action by the Board. The Plan shall terminate on May 31, 2008, unless earlier terminated by the Board of Directors of the Company. No Common Stock Payments shall be made after the date on which the Plan terminates. The applicable terms of the Plan, and any terms and conditions applicable to the Common Stock Payments made prior to such date, shall survive termination of the Plan and continue to apply to such Common Stock Payments.

         B.  TIME FOR ISSUING SHARES.

         No payments shall be made in Common Stock pursuant to the Plan after the date the Plan is terminated. The applicable terms of this Plan, and any terms and conditions applicable to the Common Stock issued prior to such date, shall survive the termination of the Plan and continue to apply to such Common Stock.



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         C. TERMS AND CONDITIONS OF THE PLAN.

                  i.  COMPENSATION ALTERNATIVES.

         Commencing on June 1, 1998, a Non-Employee Director may make one election to receive up to 100 percent of his Annual Retainer to be paid for the year beginning on June 1, 1998, and ending on May 31, 1999 (the "Initial Plan Year"), in Common Stock. Such election must be in writing and shall be delivered to the Corporate Secretary of the Company no later than May 25, 1998. This election shall be irrevocable and shall specify the applicable percentage of the Annual Retainer that such participant wishes to receive in Common Stock; provided, however, that no Non-Employee Director shall be allowed to request that less than 50% of such director's Annual Retainer be received in Common Stock. Common Stock payments pursuant to this paragraph will be made on July 1, 1998; provided, however, that should a Non-Employee Director fail to make an election by May 25, 1998, as provided in this paragraph, the Annual Retainer payable to such director pursuant to this paragraph shall be paid in cash in quarterly installments paid in advance on the first day of each quarter of the Initial Plan Year.

         For all subsequent years, a Non-Employee Director may make one election (the "Annual Election") for the period from June 1 of one calendar year to May 31 of the next calendar year (the "Plan Year" or the "Election Period") to receive up to 100 percent of each of his Annual Retainer in Common Stock. The Annual Election must be in writing and shall be delivered to the Corporate Secretary of the Company not later than May 25 of each year. The Annual Election shall be irrevocable with respect to the Election Period for which it pertains and shall specify the applicable percentage of the Annual Retainer that such Non-Employee Director wishes to receive in Common Stock; provided, however, that no Non-Employee Director shall be allowed to request that less than 50% of such director's Annual Retainer be received in Common Stock. If a Non-Employee Director fails to make a timely Annual Election for any Election Period in accordance herewith, the Annual Retainer payable to such director for such period shall be paid in cash on the Payment Dates (as hereinafter defined).

                  ii.  PAYMENT OF SHARES.

          Payment of the Annual Retainer, whether in the form of Common Stock or in cash, pursuant to this Plan, shall be made as follows:

         (a) The amount of each Non-Employee Director's Annual Retainer to be paid in Common Stock, if any, shall be annually paid in advance on June 1 of each Plan Year. The amount to be paid in cash, if any, shall be prorated and paid quarterly, in equal amounts, on the Payment Dates (i.e., if the Annual Retainer for directors is $24,000 for a given Election Period and he or she elects 50% in Common Stock and 50% in cash, then $12,000 worth of Common Stock will be paid on June 1 and $3,000 in cash paid on each of June 1, September 1, December 1, and March 1 of the Plan Year).

         (b) The number of shares of Common Stock to be issued in payment of retainers and


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                  fees that have been denominated in dollars shall be calculated on the basis of the Fair Market Value (as hereinafter defined) on the first Business Day preceding the Payment Date as of which such Common Stock is to be issued.

                  iii.  FORM OF ISSUANCE OF COMMON STOCK.

         Common Stock issued under the Plan shall be in either book entry form or in certificate form pursuant to the instructions given by the Non-Employee Director to the Company's transfer agent.

                  iv.  FRACTIONS OF SHARES.

         The Company shall not issue fractions of shares of Common Stock. Whenever, under the terms of the Plan, a fractional share of Common Stock would otherwise be required to be issued, the Non-Employee Director shall be paid in cash for such fractional share of Common Stock based upon the same Fair Market Value which was utilized to determine the number of shares of Common Stock to be issued on the Payment Date.

         H.  BENEFIT UPON DEATH.

         In the event of a Non-Employee Director's death, any and all unpaid Annual Retainer will be paid in accordance with such Non-Employee Director's then current Annual Election to his estate, and such person's payments will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

III. GENERAL PROVISIONS.

         A.  ASSIGNMENTS.

         The rights and benefits accruing to the Company's Non-Employee Directors under this Plan may not be assigned by any such director.

         B.  LIMITATION OF RIGHTS.

          Neither the Plan, nor the issuance of any shares of Common Stock nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

         C.  SHARE ADJUSTMENT.

         In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, share split, or other change in the corporate structure or capitalization affecting the Company's Common Stock, at the time of such event the Board or the Committee, if such is created, shall make appropriate adjustments to the number (including the aggregate numbers specified in Section I (D)


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above) and kind of shares to be issued under the Plan.

         D.  AMENDMENT OF THE PLAN.

         The Board shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that following the initial approval of the Plan by the Company's shareholders, the Company will seek shareholder approval for any change to the extent required by applicable law, regulation or rule or any rule or regulation of the New York Stock Exchange (or any other applicable national stock exchange).

         E.  DEFINITIONS.

         "Annual Retainer" shall mean the amount of cash compensation to which a Non-Employee Director will be entitled to receive for serving as a director for one Plan Year or Election Period, but shall not include reimbursement for expenses, Meeting Fees, fees associated with service on any committee of the Board or fees with respect to any other services to be provided to the Company.

         "Business Day" shall mean, if relevant to a determination of the value of Common Stock, a day on which shares of Common Stock are or could be traded on the New York Stock Exchange (or other national stock exchange, or if not so listed, could be traded over-the-counter). In all other cases, the term shall mean a day on which the offices of the Company are open for the conduct of business in the normal course.

         "Fair Market Value" shall be the mean of the highest and lowest selling prices for the Common Stock on the New York Stock Exchange on the date in question, as reported in The Wall Street Journal, or if no sales of Common Stock were made on that date, the mean of the highest and lowest prices of the Common Stock on the first preceding day on which sales were made.

         "Meeting Fees" shall mean the amount to which a Non-Employee Director will be entitled to receive for attending meetings, whether annual or special, of the Board and of any committee of the Board on which the Non-Employee Director serves, or for any other fees to be paid to the members of the Board, but shall not include reimbursement for expenses.

         "Payment Date" shall mean June 1, September 1, December 1 and March 1 of any Election Period, or if any such day is not a Business Day, on the first Business Day following such day.

         F. COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT.

         It is the Company's intent that the Plan comply in all respects with Rule 16b-3. If any provision of this Plan is found not to be in compliance with such rule (or any successor provision), the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. The Board or the Committee, if such is created, may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law,


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rule or regulation.

         G.  NOTICE.

         Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Corporate Secretary of the Company and shall become effective when it is received by the Corporate Secretary.

         H.  GOVERNING LAW.

         This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Tennessee and construed accordingly.